Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Columbia Financial, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Columbia Financial, Inc. (the “Company”) of our report dated December 5, 2017, with respect to the consolidated balance sheets of Columbia Financial, Inc. and Subsidiaries as of September 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income (loss), changes in stockholder’s equity, and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”), which report appears in the Prospectus on Form S-1 of the Company dated February 8, 2018.

/s/ KPMG LLP

Short Hills, New Jersey

July 31, 2018